Gran Tierra Energy Inc. Reports Second Quarter 2024 Net Income of $36 Million and Continued Exploration Success

•High Impact Exploration Program Continues to Deliver Exciting Catalysts for Growth with the Completion of the Charapa 3D Seismic Program Along with Drilling of the Bocachico Norte-J1 and Charapa B6 Wells
•Arawana-J1 and Bocachico-J1 Wells Continue to Yield Strong Production Results and Continued Positive Exploration Results with Bocachico Norte-J1
•Second Quarter 2024 Total Average WI Production of 32,776 BOPD, a 4% Increase in Production per Share from Second Quarter 2023
•Since January 1, 2023, Gran Tierra has Re-purchased Approximately 3.9 million or 11% of Its Outstanding Shares
•Achieved Second Quarter 2024 Net Income of $36 Million
•Operating Netback of $113 Million and Adjusted EBITDA of $103 Million(1)(3)
•Exited the Quarter with $115 Million in Cash
CALGARY, ALBERTA, July 31, 2024, Gran Tierra Energy Inc. (“Gran Tierra” or the “Company”) (NYSE American:GTE)(TSX:GTE)(LSE:GTE) announced the Company’s financial and operating results for the quarter ended June 30, 2024 (“the Quarter”). All dollar amounts are in United States dollars, and production amounts are on an average working interest (“WI”) before royalties basis unless otherwise indicated. Per barrel (“bbl”) and bbl per day (“BOPD”) amounts are based on WI sales before royalties. For per bbl amounts based on net after royalty (“NAR”) production, see Gran Tierra’s Quarterly Report on Form 10-Q filed July 31, 2024.
Message to Shareholders
Gary Guidry, President and Chief Executive Officer of Gran Tierra, commented: “During the second quarter of 2024, Gran Tierra systematically stimulated and added electrical submersible pumps into each of our Costayaco 56, 57, 58, and 59 wells, which were drilled as part of the 2024 development campaign. While the temporary offline status of these wells for the planned completions did impact second-quarter production, the improvements have resulted in enhanced production and all wells are back online. We continue to be excited about these development wells demonstrating further potential to enhance recovery and optimize value from further development drilling and waterflood optimization.
In Ecuador, we have drilled a second successful well in the Bocachico field to the west of the recent Arawana discovery which we have completed, and testing is underway. More recently, we are seeing very encouraging results in the Charapa-B6 well which has been cored with excellent oil shows in the targeted Hollin formation and is now being completed for testing. Importantly, we are constructing two new drilling pads at the exciting Arawana field area with the first expected to be completed by early September.
We are encouraged by the preliminary results of Bocachico Norte-J1 which confirmed our geological interpretation of the Bocachico discovery with potential pay in the T-Sand, B-Limestone and the Basal Tena and we look forward to testing each zone in the third quarter. We are looking forward to the second half of the year where we plan to drill the remainder of our high impact near field exploration wells in Ecuador including drilling two wells to further assess the Arawana discovery. From a development perspective, we are completing the civil works associated with building infrastructure and pads in the Suroriente Block in the southern Putumayo. We expect to begin drilling wells in the fourth quarter of 2024. We are very pleased about our first half results and there are still many more catalysts we are looking forward to in the second half of 2024.”
Ecuador Exploration Update:
•Chanangue Block
◦During the Quarter the Bocachico Norte-J1 well was spud and drilled. Log data and core data is positive and testing in multiple zones including the Basal Tena sand, the T-sand and B-limestone is planned during the third quarter of 2024. Based on logs there is reservoir and net pay in the Basal Tena, T-sand and the B-Limestone. The B-Limestone was not a primary target but had positive shows while drilling, which indicates it may be connected to a fracture network. The completion will allow for multi-zone commingling when finished. The preliminary data confirms Gran Tierra’s geological understanding of the Bocachico field and provides further data of the fault mechanism between the Bocachico and Arawana fields.
◦The Arawana-J1 and Bocachico-J1 wells continue to yield strong production results with a combined 1,600 to 1,800 BOPD. Gran Tierra plans to convert both wells from jet pump to electrical submersible pumping systems in the second half of 2024.
•Charapa Block
◦Upon completion of the Bocachico Norte-J1 well, the rig was moved from the Chanangue Block to the Charapa Block. On July 14th, 2024, the Charapa B6 well was spud with the primary target being the Hollin formation. 60 feet of core was recovered and analyzed from the Hollin structure and the core was saturated with oil from the top to base, further corroborating the expected hydrocarbon column in our geological model of the Charapa field. Drilling is expected to be completed this week followed by casing and testing. Following the drilling of the Charapa B6 well, the rig will begin drilling the Charapa B7 well from the same pad and then move to appraise the Arawana discovery.
◦The 3D seismic program of the Charapa Block has been completed, and the data is currently being processed. Preliminary interpretations of the high-quality 3D data confirms potential prospectivity and additional areas of interest identified on seismic including better definition over the Charapa structure. The 3D data will further delineate reserves, underpin future drilling locations scheduled for 2025 and support future development planning.
Key Highlights of the Quarter:
•Production: Gran Tierra’s total average WI production was 32,776 BOPD, an increase of 2% compared to the first quarter 2024 (“the Prior Quarter”) and up 4% on a per share basis since the second quarter 2023. During the Quarter the Company systematically stimulated and installed electrical submersible pumps on four of the high producing Costayaco wells that were drilled as part of the 2024 development campaign. The process required that each well be taken offline for a period of time, which negatively impacted second quarter 2024 production by approximately 700 BOPD. All four wells are now back online with positive production results and Gran Tierra anticipates these positive trends will continue through the remainder of the year.
•Net Income: Gran Tierra incurred net income of $36 million, compared to a net loss of $0.1 million in the Prior Quarter and a net loss of $11 million in the second quarter of 2023.
•Adjusted EBITDA(1): Adjusted EBITDA(1) was $103 million compared to $95 million in the Prior Quarter and $97 million in the second quarter of 2023. Twelve month trailing Net Debt(1) to Adjusted EBITDA(1) was 1.3 times and is expected to be less than 1.0x by year end 2024, which is consistent with the Company’s previous guidance.
•Funds Flow from Operations(1): Funds flow from operations(1) was $46 million ($1.48 per share), down 38% from the Prior Quarter and down 13% from the second quarter of 2023. The main driver of the decrease in funds flow is the result of tax planning that resulted in the immediate increase of current taxes by $28 million. The company strategically revised its 2022 tax return to use its long-term tax receivables balance to offset current tax liabilities, rather than applying net operating loss carryforwards. This decision was driven by higher current and future tax rates and increased profitability in Colombia. As a result, the current tax expense increased by approximately $28 million, but this was offset by long-term tax receivables, resulting in no cash outflow. However, the increased tax expense did negatively impact our funds flow from operations(1). Nonetheless, this approach preserved our net operating loss carryforwards of approximately $85 million for future periods, providing greater tax benefit in 2024 and in the future. This tax initiative also allowed us to recover $18 million of taxes receivable in 2024 and accelerate the recovery of an estimated $65 million of taxes receivable over the next three years.
•Cash and Debt: As of June 30, 2024, the Company had a cash balance of $115 million, total debt of $637 million and net debt(1) of $521 million.
•Share Buybacks: Gran Tierra purchased approximately 0.4 million shares during the Quarter. From January 1, 2023 to July 29, 2024, the Company has repurchased approximately 3.9 million shares, or 11% of shares issued and outstanding at January 1, 2023, from free cash flow(1).
•Return on Average Capital Employed(1): Achieved return on average capital employed(1) of 18% during the Quarter and 17% over the trailing 12 months.
Additional Key Financial Metrics:
•Capital Expenditures: Capital expenditures of $61 million were higher than the $55 million in the Prior Quarter due to the launch of a 2024 exploration 3D seismic and drilling campaign, in addition to completions of the Costayaco development wells during the Quarter and down from $66 million compared to the second quarter of 2023.
•Oil Sales: Gran Tierra generated oil sales of $166 million, up 5% from the second quarter of 2023 as a result of stronger Brent pricing and lower Vasconia, Castilla and Oriente oil differentials offset by 5% lower sales volumes as a result of an increased build in inventory due to timing of sales. Oil sales increased 5% from the Prior Quarter primarily due to a 4% increase in Brent price and narrower Castilla and Vasconia oil differentials offset by a slightly higher Oriente oil differential and 2% lower sales volumes.
•Quality and Transportation Discounts: The Company’s quality and transportation discounts per bbl were down during the Quarter at $12.79, compared to $15.36 in the Prior Quarter and $14.10 in the second quarter of 2023. The Castilla oil differential per bbl narrowed to $8.21 from $8.82 in the Prior Quarter and from $9.41 in the second quarter of 2023 (Castilla is the benchmark for the Company’s Middle Magdalena Valley Basin oil production). The Vasconia differential per bbl narrowed to $4.00 from $5.05 in the Prior Quarter, and from $5.53 in the second quarter of 2023. Finally, the Ecuadorian benchmark, Oriente, per bbl was $8.38, up from $8.02 in the Prior Quarter, and down from $11.43 one year ago. The current(2) Castilla differential is approximately $9.40 per bbl, the Vasconia differential is approximately $4.60 per bbl and the Oriente differential is approximately $9.00 per bbl.
•Operating Expenses: Gran Tierra’s operating expenses decreased by 3% to $47 million, compared to the Prior Quarter primarily due to lower workover activities. Compared to the second quarter of 2023, operating expenses decreased by 3% from $48.5 million, primarily due to lower lifting costs, partially offset by higher workover activities. On a per bbl basis operating expense increased by 2% when compared to the second quarter of 2023 and decreased by 1% when compared to the Prior Quarter.
•Transportation Expenses: The Company’s transportation expenses increased by 24% to $6 million, compared to the Prior Quarter of $5 million and increased by 54% from $4 million in the second quarter of 2023. Transportation expenses in the Quarter were higher as a result of Gran Tierra utilizing longer distance delivery points due to low water levels in the Magdalena river.

•Operating Netback(1)(3): The Company’s operating netback(1)(3) was $38.80 per bbl, up 10% from the Prior Quarter and up 12% from the second quarter of 2023.
•General and Administrative (“G&A”) Expenses: Commensurate with increased activity, G&A expenses before stock-based compensation were $3.69 per bbl, up from $3.22 per bbl in the Prior Quarter due to increased activity, consultant and information technology expenses and up from $3.12 per bbl, when compared to the second quarter of 2023 due to increased activity and information technology expense, general office expense and bank fees.
•Cash Netback(1): Cash netback(1) per bbl was $15.85, compared to $25.13 in the Prior Quarter primarily as a result of higher current tax expenses of $14.54 per bbl compared to a current tax expense of $1.33 per bbl in the Prior Quarter (see explanation above in funds flow from operations section). Compared to one year ago, cash netback(1) per bbl decreased by $1.52 from $17.37 per bbl as a result of higher current taxes in the Quarter mentioned above and offset by stronger realized pricing.

Financial and Operational Highlights (all amounts in $000s, except per share and bbl amounts)

	Three Months Ended June 30,		Three Months Ended March 31,	Six Months Ended June 30,
	2024	2023	2024	2024	2023

Net Income (Loss)	$36,371	$(10,825)	$(78)	$36,293	$(20,525)
Per Share - Basic and Diluted(4)	$1.16	$(0.33)	$—	$1.15	$(0.61)

Oil Sales	$165,609	$157,902	$157,577	$323,186	$302,092
Operating Expenses	(47,035)	(48,491)	(48,466)	(95,501)	(89,860)
Transportation Expenses	(5,690)	(3,691)	(4,584)	(10,274)	(6,757)
Operating Netback(1)(3)	$112,884	$105,720	$104,527	$217,411	$205,475

G&A Expenses Before Stock-Based Compensation	$10,737	$9,549	$9,516	$20,253	$20,745
G&A Stock-Based Compensation Expense	6,160	317	3,361	9,521	1,817
G&A Expenses, Including Stock Based Compensation	$16,897	$9,866	$12,877	$29,774	$22,562

Adjusted EBITDA(1)	$103,004	$97,291	$94,792	$197,796	$187,156

EBITDA(1)	$101,187	$91,794	$91,891	$193,078	$179,009

Net Cash Provided by Operating Activities	$73,233	$37,877	$60,827	$134,060	$87,130

Funds Flow from Operations(1)	$46,167	$53,106	$74,307	$120,474	$113,122

Capital Expenditures	$61,273	$65,565	$55,331	$116,604	$136,627

Free Cash Flow(1)	$(15,106)	$(12,459)	$18,976	$3,870	$(23,505)

Average Daily Volumes (BOPD)
WI Production Before Royalties	32,776	33,719	32,242	32,509	32,671
Royalties	(6,774)	(6,515)	(6,397)	(6,586)	(6,301)
Production NAR	26,002	27,204	25,845	25,923	26,370
(Increase) Decrease in Inventory	(811)	67	235	(288)	(143)
Sales	25,191	27,271	26,080	25,635	26,227
Royalties, % of WI Production Before Royalties	21%	19%	20%	20%	19%

Per bbl
Brent	$85.03	$77.73	$81.76	$83.42	$79.91
Quality and Transportation Discount	(12.79)	(14.10)	(15.36)	(14.15)	(16.27)
Royalties	(15.31)	(11.98)	(13.08)	(14.16)	(12.38)
Average Realized Price	56.93	51.65	53.32	55.11	51.26
Transportation Expenses	(1.96)	(1.21)	(1.55)	(1.75)	(1.15)
Average Realized Price Net of Transportation Expenses	54.97	50.44	51.77	53.36	50.11
Operating Expenses	(16.17)	(15.86)	(16.40)	(16.29)	(15.25)
Operating Netback(1)(3)	38.80	34.58	35.37	37.07	34.86
G&A Expenses Before Stock-Based Compensation	(3.69)	(3.12)	(3.22)	(3.45)	(3.52)
Severance Expenses	(0.08)	—	(0.43)	(0.26)	—
Realized Foreign Exchange Gain (Loss)	0.37	(4.18)	(0.49)	(0.06)	(2.37)
Interest Expense, Excluding Amortization of Debt Issuance Costs	(5.38)	(3.81)	(5.12)	(5.24)	(3.85)
Interest Income	0.35	0.21	0.23	0.29	0.24
Net Lease Payments	0.02	0.15	0.12	0.07	0.17
Current Income Tax Expense	(14.54)	(6.46)	(1.33)	(7.88)	(6.34)
Cash Netback(1)	$15.85	$17.37	$25.13	$20.54	$19.19

Share Information (000s)
Common Stock Outstanding, End of Period(4)	31,022	33,287	31,401	31,022	33,287
Weighted Average Number of Shares of Common Stock Outstanding - Basic and Diluted(4)	31,282	33,300	31,813	31,547	33,872

(1) Funds flow from operations, operating netback, net debt, cash netback, return on average capital employed, earnings before interest, taxes and depletion, depreciation and accretion (“DD&A”) (“EBITDA”) and EBITDA adjusted for non-cash lease expense, lease payments, foreign exchange gains or losses, stock-based compensation expense, other gains or losses, and financial instruments gains or losses (“Adjusted EBITDA”), cash flow and free cash flow are non-GAAP measures and do not have standardized meanings under generally accepted accounting principles in the United States of America (“GAAP”). Cash flow refers to funds flow from operations. Free cash flow refers to funds flow from operations less capital expenditures. Refer to “Non-GAAP Measures” in this press release for descriptions of these non-GAAP measures and, where applicable, reconciliations to the most directly comparable measures calculated and presented in accordance with GAAP.
(2) Gran Tierra’s third quarter-to-date 2024 total average differentials are for the period from July 1 to July 31, 2024.
(3) Operating netback as presented is defined as oil sales less operating and transportation expenses. See the table titled Financial and Operational Highlights above for the components of consolidated operating netback and corresponding reconciliation.
(4) Reflects our 1-for-10 reverse stock split that became effective May 5, 2023.

Conference Call Information:
Gran Tierra will host its second quarter 2024 results conference call on Thursday, August 1, 2024, at 9:00 a.m. Mountain Time, 11:00 a.m. Eastern Time. Interested parties may access the conference call by registering at the following link: https://register.vevent.com/register/BIadb0ea054da04f06a3bbd95b354cc66f. The call will also be available via webcast at www.grantierra.com.
Corporate Presentation:
Gran Tierra’s Corporate Presentation has been updated and is available on the Company website at www.grantierra.com.
Contact Information
For investor and media inquiries please contact:

Gary Guidry
President & Chief Executive Officer

Ryan Ellson
Executive Vice President & Chief Financial Officer

+1-403-265-3221

info@grantierra.com

About Gran Tierra Energy Inc.
Gran Tierra Energy Inc. together with its subsidiaries is an independent international energy company currently focused on oil and natural gas exploration and production in Colombia and Ecuador. The Company is currently developing its existing portfolio of assets in Colombia and Ecuador and will continue to pursue additional new growth opportunities that would further strengthen the Company’s portfolio. The Company’s common stock trades on the NYSE American, the Toronto Stock Exchange and the London Stock Exchange under the ticker symbol GTE. Additional information concerning Gran Tierra is available at www.grantierra.com. Except to the extent expressly stated otherwise, information on the Company’s website or accessible from our website or any other website is not incorporated by reference into and should not be considered part of this press release. Investor inquiries may be directed to info@grantierra.com or (403) 265-3221.
Gran Tierra’s Securities and Exchange Commission (the “SEC”) filings are available on the SEC website at http://www.sec.gov. The Company’s Canadian securities regulatory filings are available on SEDAR+ at http://www.sedarplus.ca and UK regulatory filings are available on the National Storage Mechanism website at https://data.fca.org.uk/#/nsm/nationalstoragemechanism.
Forward Looking Statements and Legal Advisories:
This press release contains opinions, forecasts, projections, and other statements about future events or results that constitute forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and financial outlook and forward looking information within the meaning of applicable Canadian securities laws (collectively, “forward-looking statements”). All statements other than statements of historical facts included in this press release regarding our business strategy, plans and objectives of our management for future operations, capital spending plans and benefits of the changes in our capital program or expenditures, our liquidity and financial condition, and those statements preceded by, followed by or that otherwise include the words “expect,” “plan,” “can,” “will,” “should,” “guidance,” “forecast,” “budget,” “estimate,” “signal,” “progress” and “believes,” derivations thereof and similar terms identify forward-looking statements. In particular, but without limiting the foregoing, this press release contains forward-looking statements regarding: the Company’s leverage ratio target, the Company’s plans regarding strategic investments, acquisitions and growth, the Company’s drilling program and the Company’s expectations of commodity prices, exploration and production trends and its positioning for 2024. The forward-looking statements contained in this press release reflect several material factors and expectations and assumptions of Gran Tierra including, without limitation, that Gran Tierra will continue to conduct its operations in a manner consistent with its current expectations, pricing and cost estimates (including with respect to commodity pricing and exchange rates), and the general continuance of assumed operational, regulatory and industry conditions in Colombia and Ecuador, and the ability of Gran Tierra to execute its business and operational plans in the manner currently planned.
Among the important factors that could cause our actual results to differ materially from the forward-looking statements in this press release include, but are not limited to: our operations are located in South America and unexpected problems can arise due to guerilla activity, strikes, local blockades or protests; technical difficulties and operational difficulties may arise which impact the production, transport or sale of our products; other disruptions to local operations; global health events; global and regional changes in the demand, supply, prices, differentials or other market conditions affecting oil and gas, including inflation and changes resulting from a global health crisis, geopolitical events, including the conflicts in Ukraine and the Gaza region, or from the imposition or lifting of crude oil production quotas or other actions that might be imposed by OPEC and other producing countries and the resulting company or third-party actions in response to such changes; changes in commodity prices, including volatility or a prolonged decline in these prices relative to historical or future expected levels; the risk that current global economic and credit conditions may impact oil prices and oil consumption more than we currently predict. which could cause further modification of our strategy and capital spending program; prices and markets for oil and natural gas are unpredictable and volatile; the effect of hedges; the accuracy of productive capacity of any particular field; geographic, political and weather conditions can impact the production, transport or sale of our products; our ability to execute our business plan, which may include acquisitions, and realize expected benefits from current or future initiatives; the risk that unexpected delays and difficulties in developing currently owned properties may occur; the ability to replace reserves and production and develop and manage reserves on an economically viable basis; the accuracy of testing and production results and seismic data, pricing and cost estimates (including with respect to commodity pricing and exchange rates); the risk profile of planned exploration activities; the effects of drilling down-dip; the effects of waterflood and multi-stage fracture stimulation operations; the extent and effect of delivery disruptions, equipment performance and costs; actions by third parties; the timely receipt of regulatory or other required approvals for our operating activities; the failure of exploratory drilling to result in commercial wells; unexpected delays due to the limited availability of drilling equipment and personnel; volatility or declines in the trading price of our common stock or bonds; the risk that we do not receive the anticipated benefits of government programs, including government tax refunds; our ability to access debt or equity capital markets from time to time to raise additional capital, increase liquidity, fund acquisitions or refinance debt; our ability to comply with financial covenants in our indentures and make borrowings under any future credit agreement; and the risk factors detailed from time to time in Gran Tierra’s periodic reports filed with the Securities and Exchange Commission, including, without limitation, under the caption “Risk Factors” in Gran Tierra’s Annual Report on Form 10-K for the year ended December 31, 2023 filed February 20, 2024 and its other filings with the SEC. These filings are available on the SEC website at http://www.sec.gov and on SEDAR+ at www.sedarplus.ca.
The forward-looking statements contained in this press release are based on certain assumptions made by Gran Tierra based on management’s experience and other factors believed to be appropriate. Gran Tierra believes these assumptions to be reasonable at this time, but the forward-looking statements are subject to risk and uncertainties, many of which are beyond Gran Tierra’s control, which may cause actual results to differ materially from those implied or expressed by the forward looking statements. The risk that the assumptions on which the 2024 outlook are based prove incorrect may increase the later the period to which the outlook relates. All forward-looking statements are made as of the date of this press release and the fact that this press release remains available does not constitute a representation by Gran Tierra that Gran Tierra believes these forward-looking statements continue to be true as of any subsequent date. Actual results may vary materially from the expected results expressed in forward-looking statements. Gran Tierra disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as expressly required by applicable law. In addition, historical, current and forward-looking sustainability-related statements may be based on standards for measuring progress that are still developing, internal controls and processes that continue to evolve, and assumptions that are subject to change in the future.
The estimates of future financial performance and production set forth in this press release may be considered to be future-oriented financial information or a financial outlook for purposes of applicable Canadian securities laws. Financial outlook and future-oriented financial information contained in this press release about the Company’s prospective Net Debt to Adjusted EBITDA ratio, financial performance, financial position or cash flows are provided to give the reader a better understanding of the potential future performance of the Company in certain areas and are based on assumptions about future events, including economic conditions and proposed courses of action, based on management’s assessment of the relevant information currently available, and to become available in the future. In particular, this press release contains projected operational and financial information for 2024. These projections contain forward-looking statements and are based on a number of material assumptions and factors set out above. Actual results may differ significantly from the projections presented herein. The actual results of Gran Tierra’s operations for any period could vary from the amounts set forth in these projections, and such variations may be material. See above for a discussion of the risks that could cause actual results to vary. The future-oriented financial information and financial outlooks contained in this press release have been approved by management as of the date of this press release. Readers are cautioned that any such financial outlook and future-oriented financial information contained herein should not be used for purposes other than those for which it is disclosed herein. The Company and its management believe that the prospective financial information has been prepared on a reasonable basis, reflecting management’s best estimates and judgments, and represent, to the best of management’s knowledge and opinion, the Company’s expected course of action. However, because this information is highly subjective, it should not be relied on as necessarily indicative of future results. See Gran Tierra’s press release dated January 23, 2024 for additional information regarding 2024 financial and production outlook.
Non-GAAP Measures
This press release includes non-GAAP financial measures as further described herein. These non-GAAP measures do not have a standardized meaning under GAAP. Investors are cautioned that these measures should not be construed as alternatives to net income or loss, cash flow from operating activities or other measures of financial performance as determined in accordance with GAAP. Gran Tierra’s method of calculating these measures may differ from other companies and, accordingly, they may not be comparable to similar measures used by other companies. Each non-GAAP financial measure is presented along with the corresponding GAAP measure so as to not imply that more emphasis should be placed on the non-GAAP measure.
Operating netback, as presented, is defined as oil sales less operating and transportation expenses. See the table entitled Financial and Operational Highlights above for the components of consolidated operating netback and corresponding reconciliation.
Return on average capital employed as presented is defined as earnings before interest and taxes ("EBIT"; annualized, if the period is other than one year) divided by average capital employed (total assets minus cash and current liabilities; average of the opening and closing balances for the period).

	Three Months Ended June 30,	Twelve Month Trailing June 30,	As at June 30,
Return on Average Capital Employed - (Non-GAAP) Measure ($000s)	2024	2024	2024
Net Income	$36,371	$50,531
Adjustments to reconcile net income to EBIT:
Interest Expense	18,398	68,114
Income Tax Expense (Recovery)	(9,072)	54,155
EBIT	$45,697	$172,800

Total Assets			$1,379,584
Less Current Liabilities			245,708
Less Cash and Cash Equivalents			115,327
Capital Employed			$1,018,549

Annualized EBIT*	$182,788
Divided by Average Capital Employed	1,018,549	1,018,549
Return on Average Capital Employed	18%	17%
*Annualized EBIT was calculated for the three months ended June 30, 2024, by multiplying the quarter-to-date EBIT by 4.

Cash netback as presented is defined as net income or loss adjusted for DD&A expenses, deferred tax expense or recovery, stock-based compensation expense or recovery, amortization of debt issuance costs, non-cash lease expense, lease payments, unrealized foreign exchange gain or loss and other gain or loss. Management believes that operating netback and cash netback are useful supplemental measures for investors to analyze financial performance and provide an indication of the results generated by Gran Tierra’s principal business activities prior to the consideration of other income and expenses. A reconciliation from net income or loss to cash netback is as follows:

	Three Months Ended June 30,		Three Months Ended March 31,	Six Months Ended June 30,
Cash Netback - (Non-GAAP) Measure ($000s)	2024	2023	2024	2024	2023
Net Income (Loss)	$36,371	$(10,825)	$(78)	$36,293	$(20,525)
Adjustments to reconcile net income (loss) to cash netback
DD&A expenses	55,490	56,209	56,150	111,640	108,405
Deferred tax (recovery) expense	(51,361)	13,975	13,479	(37,882)	29,252
Stock-based compensation expense	6,160	317	3,361	9,521	1,817
Amortization of debt issuance costs	2,760	1,019	3,306	6,066	1,800
Non-cash lease expense	1,381	1,109	1,413	2,794	2,253
Lease payments	(1,311)	(636)	(1,058)	(2,369)	(1,242)

Unrealized foreign exchange gain	(3,323)	(8,062)	(2,266)	(5,589)	(7,548)
Other gain	—	—	—	—	(1,090)
Cash netback	$46,167	$53,106	$74,307	$120,474	$113,122

EBITDA, as presented, is defined as net income or loss adjusted for DD&A expenses, interest expense and income tax expense or recovery. Adjusted EBITDA, as presented, is defined as EBITDA adjusted for non-cash lease expense, lease payments, foreign exchange gain or loss, stock-based compensation expense or recovery, other gain or loss and financial instruments loss. Management uses this supplemental measure to analyze performance and income generated by our principal business activities prior to the consideration of how non-cash items affect that income, and believes that this financial measure is useful supplemental information for investors to analyze our performance and our financial results. A reconciliation from net income or loss to EBITDA and adjusted EBITDA is as follows:

	Three Months Ended June 30,		Three Months Ended March 31,	Six Months Ended June 30,		Twelve Month Trailing June 30,
EBITDA - (Non-GAAP) Measure ($000s)	2024	2023	2024	2024	2023	2024
Net Income (Loss)	$36,371	$(10,825)	$(78)	$36,293	$(20,525)	$50,531
Adjustments to reconcile net income (loss) to EBITDA and Adjusted EBITDA
DD&A expenses	55,490	56,209	56,150	111,640	108,405	218,819
Interest expense	18,398	12,678	18,424	36,822	24,514	68,114
Income tax (recovery) expense	(9,072)	33,732	17,395	8,323	66,615	54,155
EBITDA	$101,187	$91,794	$91,891	$193,078	$179,009	$391,619
Non-cash lease expense	1,381	1,109	1,413	2,794	2,253	5,508
Lease payments	(1,311)	(636)	(1,058)	(2,369)	(1,242)	(4,145)
Foreign exchange (gain) loss	(4,413)	4,707	(815)	(5,228)	6,409	185
Stock-based compensation expense	6,160	317	3,361	9,521	1,817	13,426
Other (gain) loss	—	—	—	—	(1,090)	3,387
Financial instruments loss	—	—	—	—	—	15
Adjusted EBITDA	$103,004	$97,291	$94,792	$197,796	$187,156	$409,995

Funds flow from operations, as presented, is defined as net income or loss adjusted for DD&A expenses, deferred tax expense or recovery, stock-based compensation expense or recovery, amortization of debt issuance costs, non-cash lease expense, lease payments, unrealized foreign exchange gain or loss, other gain or loss and financial instruments loss. Management uses this financial measure to analyze performance and income or loss generated by our principal business activities prior to the consideration of how non-cash items affect that income or loss, and believes that this financial measure is also useful supplemental information for investors to analyze performance and our financial results. Free cash flow, as presented, is defined as funds flow from operations adjusted for capital expenditures. Management uses this financial measure to analyze cash flow generated by our principal business activities after capital requirements and believes that this financial measure is also useful supplemental information for investors to analyze performance and our financial results. A reconciliation from net income or loss to both funds flow from operations and free cash flow is as follows:

	Three Months Ended June 30,		Three Months Ended March 31,	Six Months Ended June 30,		Twelve Month Trailing June 30,
Funds Flow From Operations - (Non-GAAP) Measure ($000s)	2024	2023	2024	2024	2023	2024
Net Income (Loss)	$36,371	$(10,825)	$(78)	$36,293	$(20,525)	$50,531
Adjustments to reconcile net income (loss) to funds flow from operations
DD&A expenses	55,490	56,209	56,150	111,640	108,405	218,819
Deferred tax (recovery) expense	(51,361)	13,975	13,479	(37,882)	29,252	(10,375)
Stock-based compensation expense	6,160	317	3,361	9,521	1,817	13,426

Amortization of debt issuance costs	2,760	1,019	3,306	6,066	1,800	10,097
Non-cash lease expense	1,381	1,109	1,413	2,794	2,253	5,508
Lease payments	(1,311)	(636)	(1,058)	(2,369)	(1,242)	(4,145)
Unrealized foreign exchange gain	(3,323)	(8,062)	(2,266)	(5,589)	(7,548)	(3,126)
Other (gain) loss	—	—	—	—	(1,090)	3,387
Financial instruments loss	—	—	—	—	—	15
Funds flow from operations	$46,167	$53,106	$74,307	$120,474	$113,122	$284,137
Capital expenditures	$61,273	$65,565	$55,331	$116,604	$136,627	$198,859
Free cash flow	$(15,106)	$(12,459)	$18,976	$3,870	$(23,505)	$85,278

Net debt as of June 30, 2024, was $521 million, calculated using the sum of 6.25% Senior Notes, 7.75% Senior Notes, and 9.50% Senior Notes excluding deferred financing fees totaling $637 million, less cash and cash equivalents of $115 million.
Presentation of Oil and Gas Information
References to a formation where evidence of hydrocarbons has been encountered is not necessarily an indicator that hydrocarbons will be recoverable in commercial quantities or in any estimated volume. Gran Tierra’s reported production is a mix of light crude oil and medium and heavy crude oil for which there is not a precise breakdown since the Company’s oil sales volumes typically represent blends of more than one type of crude oil. Well test results should be considered as preliminary and not necessarily indicative of long-term performance or of ultimate recovery. Well log interpretations indicating oil and gas accumulations are not necessarily indicative of future production or ultimate recovery. If it is indicated that a pressure transient analysis or well-test interpretation has not been carried out, any data disclosed in that respect should be considered preliminary until such analysis has been completed. References to thickness of “oil pay” or of a formation where evidence of hydrocarbons has been encountered is not necessarily an indicator that hydrocarbons will be recoverable in commercial quantities or in any estimated volume.
This press release contains certain oil and gas metrics, including operating netback and cash netback, which do not have standardized meanings or standard methods of calculation and therefore such measures may not be comparable to similar measures used by other companies and should not be used to make comparisons. These metrics are calculated as described in this press release and management believes that they are useful supplemental measures for the reasons described in this press release.
Such metrics have been included herein to provide readers with additional measures to evaluate the Company’s performance; however, such measures are not reliable indicators of the future performance of the Company and future performance may not compare to the performance in previous periods.